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                                                                   Exhibit 10.31

                              EMPLOYMENT AGREEMENT


        This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 24 day of November, 2000, by and between S1 Corporation, a Delaware corporation (the "Company"), and Jaime Ellertson, an individual who currently resides at the address set forth in Section 10 below (the "Executive").

        WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein, from and after November 27, 2000 (the "Effective Date"); and

        WHEREAS, the board of directors of the Company (the "Board") has approved and authorized the Company's execution, delivery and performance of this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

        1. Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in
Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization not otherwise defined are defined in Section 20 below.

        2. Term. The initial term of employment under this Agreement shall be for a three-year period commencing on the Effective Date (the "Initial Term"). The term of employment shall be automatically renewed for an additional consecutive 12-month period (the "Extended Term") as of the third and every subsequent anniversary of the Effective Date, unless and until either party provides written notice to the other party in accordance with Section 10 hereof not less than 90 days before such anniversary date that such party is terminating the term of employment under this Agreement ("Non-Renewal"), which termination shall be effective as of the end of such Initial Term or Extended Term, as the case may be, or until such term of employment is otherwise sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the "Employment Period." A notice of Non-Renewal given by either party to this Agreement shall not be deemed a termination of the Executive's employment for purposes of Section 9 of this Agreement. The Company's obligations under Section 9 hereof shall survive the expiration or termination of the Employment Period.


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        3.      Position and Duties. The Executive shall serve as Chief
Executive Officer of the Company during the Employment Period. As the Chief Executive Officer of the Company, the Executive shall render executive, policy and other management services to the Company of the type customarily performed by persons serving as its chief executive officer and president, in accordance with its Certificate of Incorporation and Bylaws. The Executive recognizes that his predecessor Chief Executive Officer may continue to have a senior executive officer position with the Company. The Executive shall report to the Board. The Executive shall also perform such other duties with the Company and with any Subsidiary as the Board may from time to time reasonably determine and assign to the Executive. The Executive shall devote the Executive's reasonable best efforts and substantially full business time to the performance of the Executive's duties and the advancement of the business and affairs of the Company. The Executive agrees that during the Employment Period he will not be entitled to additional compensation for serving as a member of the board of directors of the Company or any Subsidiary if he is elected to serve thereon.

        4. Place of Performance. In connection with the Executive's employment by the Company, the Executive shall be based at the principal offices of the Company in Atlanta, Georgia, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business.

        5.      Compensation and Benefits; Stock Option.

                (a) Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the "Base Salary") at the rate of $600,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Board. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company's payroll procedures.

                (b) Annual Bonus. The Executive will receive an annual bonus, payable no later than the end of the first fiscal quarter of each calendar year during the Employment Term (pro-rated for any period that is less than 12 months) of up to 60% of the Executive's Base Salary for such calendar year, based on the attainment of specific Company performance targets as may be agreed upon by the Executive and the Compensation Committee of the Board annually. The annual bonus will be designed so that upon meeting specified minimum thresholds, partial attainment of such targets will result in the payment of a correspondingly reduced bonus amount.

                (c) Benefits. During the Employment Period, the Executive will be entitled to participate in any retirement, deferred compensation, fringe benefit or welfare benefit plan of the Company (on the same terms as provided to other senior executive operating officers of the Company), including any plan


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providing for employee stock purchases, pension or retirement income, retirement savings, employee stock ownership, deferred compensation or medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits that the Company may adopt for the benefit of executive employees, in accordance with the terms of such plan. Nothing in this Agreement shall restrict the right of the Company to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

                (d) Stock Option. The Company shall enter into a written option agreement with the Executive pursuant to which the Executive will have the right to purchase 1,300,000 shares of the Company's Common Stock, par value $0.01 per share (the "Stock"), pursuant to the Company's 1997 Employee Stock Option Plan and on substantially the terms and conditions that are set out in the Option Term Sheet that is attached as an Exhibit to this Agreement. The Company may grant additional options to the Executive in accordance with the terms of the Company's stock option plans.

                (e) Relocation Expenses. The Company shall pay or reimburse the Executive for: (1) the reasonable and customary temporary living expenses paid or incurred by the Executive and his wife in the Atlanta, Georgia metropolitan area during a period of up to five months following the Effective Time; (2) the reasonable and customary expenses that the Executive pays or incurs in relocating to the Atlanta, Georgia metropolitan area from Sudbury, Massachusetts, including reasonable and customary personal transportation and moving expense for household goods and two automobiles; (3) the reasonable and customary costs paid or incurred by the Executive in connection with the sale of his personal residence in Sudbury, Massachusetts, including reasonable and customary sales commissions and closing costs; (4) the reasonable and customary costs paid or incurred by the Executive in connection with the purchase of his personal residence in the Atlanta, Georgia area and (5) an additional "tax gross-up" amount such that, after payment by the Executive of all taxes on the amounts payable under this Section 5(e) (including taxes imposed on the tax gross-up payment), the net after-tax amount that the Company pays or reimburses the Executive for is equal to the expenses and costs referred to in subsections
(1) through (4) of this Section 5(e).

                (f) Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the Company and to annual vacation for such number of days as may be determined by the Board of Directors, and otherwise in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.

                (g) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other


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deductions as are prescribed by law or Company policy or are otherwise authorized by the Executive.

        6. Expenses. The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

        7.      Confidentiality, Non-Disclosure and Non-Competition Agreement.

                Concurrently with the execution of this Agreement, the parties are entering into a Confidentiality, Non-Disclosure and Non-Competition Agreement (the "Related Agreement").

        8.      Termination of Employment.

                (a) Permitted Terminations. The Executive's employment hereunder may be terminated during the Employment Term under the following circumstances:

                        (i) Death. The Executive's employment hereunder shall terminate upon the Executive's death;

                        (ii) By the Company. The Company may terminate the Executive's employment:

                                (A)     If the Executive shall have been
substantially unable to perform the Executive's material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for three consecutive months (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him); or

                                (B)     For Cause;

                        (iii) By the Executive. The Executive may terminate his employment for any reason or for no reason.

                (b) Termination. Any termination of the Executive's employment by the Company or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the


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specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination.

        9.      Compensation Upon Termination.

                (a) Death. If the Executive's employment is terminated during the Employment Term as a result of the Executive's death, the Company shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, the Executive's Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Executive's employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Executive was employed) and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Executive under this Agreement.

                (b) Disability. If the Company terminates the Executive's employment during the Employment Term because of the Executive's disability pursuant to Section 8(a)(ii)(A) hereof, the Company shall pay the Executive the Executive's Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Executive's employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Executive was employed) and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, that payments so made to the Executive with respect to any period that the Executive is substantially unable to perform the Executive's material duties hereunder by reason of illness, physical or mental illness or other similar incapacity shall be reduced by the sum of the amounts, if any, payable to the Executive by reason of such disability, at or prior to the time of any such payment, under any disability insurance policy or benefit plan and which amounts have not previously been applied to reduce any such payment.

                (c) By the Company for Cause or by the Executive without Good Reason. If, during the Employment Term, the Company terminates the Executive's employment for Cause pursuant to Section 8(a)(ii)(B) hereof or the Executive terminates his employment without Good Reason, the Company shall pay the Executive the Executive's Base Salary due through the Date of Termination,


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and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement. In the event that the Company intends to terminate the Executive for Cause, the Executive shall have a reasonable opportunity, together with his counsel, to be heard before the Board of Directors of the Company before such termination.

                (d) By the Company without Cause or by the Executive with Good Reason. If the Company terminates the Executive's employment during the Employment Term other than for Cause, disability or death pursuant to Section 8(a)(i) or (ii) hereof or the Executive terminates employment hereunder with Good Reason, the Company shall (i) pay the Executive the Executive's Base Salary due through the Date of Termination, a pro rata portion of the annual bonus that would have been payable for the calendar year of termination if the Executive's employment had not terminated (calculated based upon actual results through the Date of Termination and based upon budget for the remainder of the period and pro rated for the portion of the year during which the Executive was employed) and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, (ii) pay, during the 24-month period commencing on the Date of Termination (the "Severance Period"), to the Executive an aggregate amount equal to Executive's Base Salary, payable in equal installments on the Company's regular salary payment dates, (iii) pay, during the Severance Period an annual bonus equal to the average annual bonus paid by the Company to the Executive during the last 36-months of the Executive's employment preceding the Date of Termination (or, if less, the entire period of the Executive's employment by the Company), which bonus shall be paid at the time that such bonus would have become payable if the Executive had continue to be employed by the Company during the Severance Period and (iv) shall continue in effect during the Severance Period the employee benefits provided to the Executive under Section 5(c) hereof immediately before the Date of Termination (except to that, to the extent such benefits are provided pursuant to a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, the Company shall provide a substantially equivalent nonqualified benefit); provided, that no notice of Non-Renewal shall be deemed to be a termination of the Executive's employment for such purposes.

                (e) Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(d) hereof (the "Severance Payments") shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such


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liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

        10. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

        (i)     If to the Company:

                S1 Corporation
                3390 Peachtree Road
                Suite 1700
                Atlanta, GA  30326
                Fax:  404/812-6727
                Attn:  Chief Legal Officer

        with a copy (which shall not constitute notice) to:

                Stuart G. Stein
                Hogan & Hartson, L.L.P.
                555 13th Street, N.W.
                Washington, D.C.  20004-1190
                Fax:  202/637-5910


        (ii)    If to the Executive:

                Jaime Ellertson.
                87 Cudworth Lane
                Sudbury, MA 01776
                Fax:
                     --------------------------


        with a copy (which shall not constitute notice) to:

                -------------------------------

                -------------------------------

                -------------------------------

                -------------------------------
                Fax:
                     --------------------------


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        Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

        11. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

        12. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 9, 10, 11, 13, 17 and 20 hereof and this Section 12 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

        13. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

        14. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

        15. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a


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waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

        16. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

        17. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

        18. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

        19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

        20.     Definitions.

                "Agreement" means this Employment Agreement.

                "Base Salary" is defined in Section 5(a) above.

                "Board" means the board of directors of the Company.

                "Cause" means (i) the conviction of a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute that causes substantial and material injury to the business and operations of the Company or such Subsidiary, (iii) substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Board (other than any such failure resulting from the Executive's incapacity due to injury or illness), and such failure is not cured within 30 days after the Executive receives written notice thereof from the Board that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries that causes substantial and material injury to the business and operations of the Company or such Subsidiary


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or (v) any material breach of the Related Agreement. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Company" means S1 Corporation and its successors and assigns.

                "Date of Termination" means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's disability pursuant to Section 8(a)(ii)(A) hereof, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period; (iii) if the Executive's employment is terminated by the Company for Cause pursuant to
Section 8(a)(ii)(B) hereof or by the Executive pursuant to Section 8(a)(iii) hereof, the date specified in the Notice of Termination; or (iv) if the Executive's employment is terminated during the Employment Term other than pursuant to Section 8(a), the date on which Notice of Termination is given.

                "Effective Date" means November 27, 2000.

                "Employment Period" is defined in Section 2 above.

                "Executive" means Jaime Ellertson

                "Good Reason" means (i) the Company's failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; (ii) a material reduction in the scope of the Executive's title or duties (including, without limitation, any merger, consolidation, reorganization, sale of stock or assets or other transaction that results in the Executive reporting to anyone other than the board of directors of the parent corporation of any controlled group of corporations that includes the Company, if the Company is not such parent corporation, or any failure of such parent corporation to employ the Executive as the Chief Executive Officer of such parent corporation) without his written consent; (iii) any requirement by the Company without the written consent of the Executive that the Executive relocate


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to a place more than 50 miles from Atlanta, Georgia to perform his duties hereunder; or (iv) the failure of the Company to obtain the assumption of the Company's obligations under this Agreement by an successor as contemplated by
Section 13 of this Agreement.

                "Initial Term" is defined in Section 2 above.

                "Non-Renewal" is defined in Section 2 above.

                "Notice of Termination" is defined in Section 8(b) above.

                "Related Agreement" is defined in Section 7 above.

                "Severance Payments" is defined in Section 9(e) above.

                "Severance Period" is defined in Section 9(d) above.

                "Subsidiary" means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries and any partnership, limited liability company or other entity in which the Company or any subsidiary owns a controlling interest.

        IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Effective Date.

                                              S1 CORPORATION



                                              By: /s/ James S. Mahan, III
                                                  -----------------------------

                                                  -----------------------------

                                                  -----------------------------


                                              THE EXECUTIVE:



                                              /s/ Jaime Ellertson
                                              ---------------------------------


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                                                                      ATTACHMENT



                                OPTION TERM SHEET

- -   1,300,000 shares of Stock, with an exercise price of $6.75 per share, pursuant to the Company's 1997 Employee Stock Option Plan. Vested and exercisable as to one-fourth of the shares of Stock covered by the option as of the first anniversary of commencement of employment, thereafter vesting at the rate of one-fourth of the shares per year, provided that the Executive continues to be employed by the Company as of each such vesting date

- -   If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason:

        - pro rata vesting for the final year of employment, based on the number of months since the last vesting date during which the Executive was employed. In addition, accelerated vesting of 50% of the unvested shares if there is no change in control (to be defined in the option agreement) of S1

        - Accelerated vesting of all unvested shares if a change in control (to be defined in the option agreement) of S1 has occurred

- -   Term 10 years, unless earlier terminated under the Company's stock option plan or because of termination of the Executive's employment

- -   Options terminate 12 months after termination of the Executive's employment

- -   Will constitute nonqualified options for federal income tax purposes, taxable when the Executive exercises the options

- -   Nontransferable and exercisable only by the Executive, except in the event of the Executive's death